Exhibit 99.1
ALLERGAN, INC. ANNOUNCES AGREEMENT TO ACQUIRE ESPRIT PHARMA, INC.
— Acquisition Will Build Overactive Bladder Treatment Portfolio and Establish New
Genitourinary Division —
— Notice of Conference Call —
(IRVINE, Calif., September 19, 2007) – Allergan, Inc. (NYSE: AGN) today announced that Allergan and Esprit Pharma Holding Company, Inc. have entered into an agreement pursuant to which Allergan will acquire privately held Esprit Pharma, Inc. (Esprit) for approximately $370 million in an all-cash transaction.
Esprit is a U.S.-based pharmaceutical company with expertise in the genitourinary (GU) market. In addition to its currently marketed product, SANCTURA® (trospium chloride), a twice-a-day anticholinergic approved for the treatment of overactive bladder (OAB), the U.S. Food and Drug Administration (FDA) recently granted approval for SANCTURA® XR (trospium chloride extended release capsules), a once-daily formulation of SANCTURA®.
SANCTURA® XR is indicated for the treatment of OAB with symptoms of urge urinary incontinence, urgency and urinary frequency. In clinical studies, SANCTURA® XR was shown to be effective and well tolerated, demonstrating significant improvements in OAB symptoms. Dry mouth, a common side effect in this drug class, was reported in 10.7% of patients treated with SANCTURA® XR, approximately half that reported with SANCTURA®. This is significant because as many as 70% of idiopathic OAB patients, the most common form of OAB, discontinue medication due to insufficient relief of symptoms or intolerable side effects (e.g., dry mouth, dry eyes, constipation, headache)i.
Esprit licenses the exclusive right to market SANCTURA® and SANCTURA® XR in the United States and its territories from Indevus Pharmaceuticals, Inc. Esprit has also entered into a co-promotion agreement with Indevus pursuant to which Indevus will co-promote SANCTURA® and SANCTURA® XR for up to 18 months. Allergan currently anticipates launching SANCTURA® XR in the first quarter of 2008. Allergan will retain and increase the size of Esprit’s sales organization, currently 160 representatives, and will create a dedicated GU division to serve urologists and their patients.
Allergan’s planned acquisition of Esprit is aligned with Allergan’s strategic interest in the GU market. Allergan is presently conducting Phase II and III clinical trials investigating the use of BOTOX® (Botulinum Toxin Type A) for the treatment of idiopathic and neurogenic OAB. OAB is a serious and often debilitating medical condition affecting approximately 33 million Americansii. The number of sufferers is expected to increase significantly as the population ages. In addition, Allergan is studying the use of BOTOX® in a Phase II clinical trial for the treatment of benign prostatic hyperplasia (BPH), a non-cancerous growth of the prostate that can interfere with urination and is one of the most common diseases among men, affecting approximately 10 million Americans.

“The acquisition of Esprit reflects our commitment to build portfolios of products with differentiated profiles in core specialty markets where there is a high unmet need and significant growth potential. With SANCTURA® XR, which has been shown to be effective while significantly reducing typical side effects such as dry mouth associated with many OAB medications, we are building a treatment portfolio that addresses the continuum of care for OAB and other GU disorders,” said David E.I. Pyott, Allergan’s Chairman of the Board and Chief Executive Officer. “With the operational resources and talent gained from Esprit, we intend to develop in-depth expertise in the GU therapeutic area similar to our other pharmaceutical specialties and further accelerate growth in our U.S. pharmaceutical business.”
“We are proud to be joining Allergan in its efforts to advance the treatment options for GU disorders. Esprit’s products will benefit from Allergan’s investment and commitment to this category,” said John T. Spitznagel, Esprit’s Chairman and Chief Executive Officer.
Financial Terms of Proposed Acquisition
Allergan has agreed to pay approximately $370 million for all outstanding Esprit securities in an all-cash transaction. The transaction will require anti-trust clearance from the Federal Trade Commission and Allergan currently anticipates that the transaction will close in the fourth quarter of 2007. Esprit’s estimated 2007 revenue range for SANCTURA® and ESTRASORB® is approximately $40 million to $48 million, of which the vast majority are SANCTURA® sales. Assuming the transaction closes in the fourth quarter of 2007, Allergan anticipates that Esprit will contribute revenue of between $6 million to $12 million in the fourth quarter of 2007. Considering sales force expansion, SANCTURA® XR launch expenses and other recurring expenses, Allergan anticipates that the transaction will be dilutive in 2007 in a range of $0.04 to $0.06 per share (excluding the impact of one-time and non-cash items).
Allergan believes that given its improved dosing regimen and side effect profile versus SANCTURA®, SANCTURA® XR could reach peak year revenue between $300 million and $400 million. Allergan has not completed its budget for calendar year 2008. Consistent with the normal schedule, Allergan will provide 2008 guidance as part of its fourth quarter earnings conference call in late January 2008. At this time, however, Allergan anticipates that the transaction may be marginally dilutive to earnings in 2008, but that Allergan will continue to achieve its aspirations of upper-teens earnings growth in 2008, based on its pre-transaction 2007 guidance of $2.16 to $2.18 per share, provided during Allergan’s second quarter earnings conference call. After 2008, Allergan believes that the transaction will be significantly accretive to both earnings and revenue.
Investor Information Call
Allergan will host a 30-minute conference call on Wednesday, September 19, 2007, commencing at 7:00 a.m. Pacific Time (10:00 a.m. Eastern Time) to discuss and provide additional information regarding the acquisition of Esprit.
You may participate in this call by dialing 1-888-790-1715 or call 1-210-234-0030 from international locations. A passcode, ‘Allergan Conference Call’, will be required. David E.I. Pyott, Allergan’s Chairman of the Board and Chief Executive Officer will comment on the proposed acquisition.
The live Web cast can be accessed through the Allergan Web site, www.Allergan.com, beginning at 7:00 a.m. Pacific Time. A replay of the discussion will be available soon after the call and can be accessed through www.Allergan.com, 1-888-566-0673 for domestic locations or 1-203-369-3620 for international locations. A passcode will not be required for the replay. The replay will be available for one week following the live call.
About SANCTURA® XR
SANCTURA® XR (trospium chloride extended release capsules) was approved by the FDA on August 6, 2007. It belongs to a drug class of anticholinergic agents known as muscarinic receptor antagonists, which work by relaxing smooth muscle tissue found in the bladder, thus decreasing bladder contractions that are thought to be a cause of OAB.iii SANCTURA® XR is contraindicated in patients who have or who are at risk for urinary retention, gastric retention, and uncontrolled narrow-angle glaucoma, and in persons who have demonstrated hypersensitivity to the drug or its ingredients. SANCTURA® XR possesses a quaternary ammonium structure that may be instrumental in the low incidence of central nervous system side-effects. At therapeutic concentrations in vitro, SANCTURA® XR does not interact with drugs metabolized by the metabolic pathway commonly associated with drug-drug interactions, and the majority of the absorbed dose is excreted largely unchanged into the urine.iv
About Overactive Bladder
Overactive bladder is a medical condition characterized by symptoms including urinary frequency, urgency, and urge urinary incontinence, the accidental loss of urine that occurs after the strong, sudden urge to urinate. OAB is estimated to affect approximately 33 million Americans, representing a significant clinical problem with potential medical, hygienic, and social consequences. When untreated, this condition can lead to disability, dependence, and isolation from the community. It is most prevalent among the elderly and strikes women twice as frequently as men.
Forward-Looking Statements
This news release contains forward-looking statements that involve risks, uncertainties and assumptions. Forward-looking statements include all statements of expected, estimated or anticipated future events and results. Statements regarding the expected benefits and costs of the transaction, the ability of Allergan to complete the transaction considering the various closing conditions, including those conditions related to regulatory approvals, the proposed timing for the completion of the transaction, projected product performance and the effect of the transaction on Allergan’s earnings per share forecasts as well as the statements by Messrs. Pyott and Spitznagel and statements of the assumptions underlying any of the foregoing, are forward-looking statements.
These statements are based on Allergan’s current analysis, expectations and beliefs and are subject to uncertainty and changes in circumstances and represent Allergan’s judgment only as of the date of this press release. Actual results may differ materially from current expectations based on a number of factors, including: the possibility that expected benefits of the transaction may not materialize as expected; that the transaction may not be timely completed, if at all; changes in economic, business, competitive, technological and/or regulatory factors; that, prior to the completion of the transaction, Esprit’s business may not perform as expected due to transaction-related uncertainty or other factors; that Allergan is unable to successfully implement integration strategies; that SANCTURA® and SANCTURA® XR may not perform as anticipated in the marketplace; that the GU market and the OAB market may not grow as currently anticipated; and other risks that are described from time to time in Allergan’s Securities and Exchange Commission reports. Therefore, the reader is cautioned not to rely on these forward-looking statements. Allergan expressly disclaims any intent or obligation to update these forward-looking statements except as required to do so by law.
Additional information concerning the above-referenced risk factors and other risk factors can be found in press releases issued by Allergan, as well as Allergan’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in Allergan’s 2006 Form 10-K, Allergan’s Form 10-Q for the period ended March 30, 2007 and Allergan’s Form 10-Q for the period ended June 29, 2007. Copies of Allergan’s press releases and additional information about Allergan is available at www.Allergan.com or you can contact the Allergan Investor Relations Department by calling 714-246-4636.
About Allergan, Inc.
With more than 55 years of experience providing high-quality, science-based products, Allergan, Inc., with headquarters in Irvine, California, discovers, develops and commercializes products in the ophthalmology, neurosciences, medical dermatology, medical aesthetics, obesity intervention and other specialty markets that deliver value to its customers, satisfy unmet medical needs, and improve patients’ lives.
About Esprit
Esprit is a privately held pharmaceutical company with expertise in the genitourinary and women’s healthcare fields. The company focuses on a strategy of acquiring, developing and marketing medicines to serve the unique needs of these physician specialities. Historical funding for the company was provided by U.S. venture capital and private equity investors such as New Enterprise Associates, Apax Partners, Inc., Domain Associates LLC, and Montagu Newhall Global Partners, Oak Investment Partners and clients advised by Performance Equity Management.
Additional Information
BOTOX® is a registered trademark of Allergan, Inc.
SANCTURA® is a registered trademark of Esprit Pharma Holding Company, Inc.
ESTRASORB® is a registered trademark of Novavax, Inc.
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Allergan Contacts
Jim Hindman (714) 246-4636 (investors)
Joann Bradley (714) 246-4766 (investors)
Emil Schultz (714) 246-4474 (investors)
Caroline Van Hove (714) 246-5134 (media)

[i]	IMS data.

ii	Wein AJ, Rovner, ES. Definition and Epidemiology of Overactive Bladder. Urology 2002; 60(suppl 5A): 7-12

iii	Indevus Pharmaceuticals, Inc. Web Site. SANCTURA® XR. Available at: www.indevus.com/site/index.php?option=com_content&task=view&id=25&Itemid=39. Accessed August 7, 2007.

iv	Indevus Pharmaceuticals News Release. Indevus Announces FDA Approval of SANCTURA® XR. Issued August 6, 2007.

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